UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2024

MarketAxess Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34091	52-2230784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Hudson Yards

New York, New York 10001

(Address of principal executive offices, including zip code)

(212) 813-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.003 per share	MKTX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On February 26, 2024, MarketAxess Holdings Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report the appointment of Ilene Fiszel Bieler as Chief Financial Officer of the Company, effective as of her start date, which was expected to be May 22, 2024. This Amendment No. 1 on Form 8-K/A is being filed to supplement the disclosure contained in Item 5.02 of the Original Form 8-K and include a copy of the Offer Letter Amendment referenced below. The Original Form 8-K otherwise remains unchanged.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2024, the Company filed the Original Form 8-K and announced that Ms. Fiszel Bieler was appointed to serve as Chief Financial Officer and had entered into, among other agreements, a letter agreement with the Company (the “Offer Letter”), which provided, among other things, that Ms. Fiszel Bieler would receive a $1.15 million cash make-whole award (the “Cash Make-Whole Award”) and a $2.7 million equity make-whole award (the “Equity Make-Whole Award” and, together with the Cash Make-Whole Award, the “Make-Whole Awards”).

On May 27, 2024, the Company and Ms. Fiszel Bieler entered into an amendment to the Offer Letter (the “Offer Letter Amendment”) which sets forth that, pursuant to the terms of the Offer Letter, and due to arrangements with Ms. Fiszel Bieler’s former employer, it is currently expected that the Make-Whole Awards will be reduced to zero and no payment or grants related to the Make-Whole Awards will be required to be made by the Company.

As a result, and in order to align Ms. Fiszel Bieler’s compensation with the interests of the Company’s stockholders, the Company determined to provide and the Offer Letter Amendment describes that she will receive a sign-on equity award with a grant date value of $750,000 (the “Sign-On Award”). The Sign-On Award will be granted on June 3, 2024 (the “Award Date”) and will be comprised of: (i) 50% restricted stock units that will vest in three substantially equal annual installments on each anniversary of the Award Date, subject to Ms. Fiszel Bieler’s continued service to the Company; and (ii) 50% performance stock units that will cliff-vest on the third anniversary of the Award Date, subject to Ms. Fiszel Bieler’s continued service to the Company through such date and with performance criteria materially similar to the performance criteria contained in the annual performance stock unit award agreement provided to other executive officers in February 2024, except that the performance period for Ms. Fiszel Bieler will be January 1, 2025 through December 31, 2026 with equally weighted calculation periods covering January 1, 2025 to December 31, 2025 and January 1, 2026 to December 31, 2026.

To the extent that the Cash Make-Whole Award or the Equity Make-Whole Award are required to be granted by the Company notwithstanding the parties’ current expectations, the Company shall have the option to reduce the Cash Make-Whole Award and/or Equity Make-Whole Award, as applicable, by $750,000.

The foregoing description of the Offer Letter Amendment is a summary only and is qualified in its entirety by the full text of the amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Sign-On Award is qualified in its entirety to the full text of the award agreements, which will be based on the Company’s Form of 2024 Restricted Stock Unit Agreement (Non-Deferred) for U.S.-based executive officers other than Richard M. McVey pursuant to the MarketAxess Holdings Inc. 2020 Equity Incentive Plan, which was attached as Exhibit 10.2 to the Original Form 8-K and is incorporated herein by reference and the Form of 2024 Performance Stock Unit Agreement for U.S.-based executive officers other than Richard M. McVey pursuant to the MarketAxess Holdings Inc. 2020 Equity Incentive Plan, which was filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and incorporated herein by reference.

Ms. Fiszel Bieler’s start date was May 23, 2024.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

10.1	Letter Agreement Amendment, dated as of May 27, 2024, by and between Ilene Fiszel Bieler and MarketAxess Holdings Inc. †

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

†

Certain confidential information, identified by bracketed asterisks “[*****]” has been omitted from this exhibit pursuant to Item 601(b)(10) of Regulation S-K because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.

Date: May 30, 2024	By:	/s/ Scott Pintoff
	Name:	Scott Pintoff
	Title:	General Counsel & Corporate Secretary